Exhibit 10.18

REAL ESTATE LEASE

This Lease Agreement (this “Lease”) is made effective as of February 22, 2007 (“Effective Date”) by and between Welcome Holdings, L.L.C., a limited liability company organized in the state of Florida with its principal place of business at 365 Taft-Vineland Rd., Suite 105, Orlando, FL 32824 . (“Landlord”), and Signature Special Event Services, Inc., a Maryland corporation with its principal place of business at 285 Buchiemer Rd., Frederick, MD 21701 (“Tenant”). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant two buildings, one new office trailer, and lot space located at 750 Central Florida Pkwy., Orlando, FL 32824 (the “Premises”).

TERM. The lease term will begin on April 1, 2007 (“Commencement Date”) and will terminate on March 31, 2012. The lease may be renewed for an additional five years at the market rate.

Subject to the terms set forth under DESTRUCTION OF THE PREMISES, if Tenant terminates this Real Estate Lease for convenience prior to the end of the lease term, Tenant shall pay to Landlord an amount equal to the lesser of (a) an amount equal to twelve times the pre-tax monthly lease payments then in effect or (b) an amount equal to the number of months remaining in the then-current lease term times the pre-tax monthly lease payments then in effect (“Early Termination Payment”). The Early Termination Payment shall constitute Landlord’s exclusive remedy for any early termination by Tenant of this Real Estate Lease.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly payments of $30,000.00 per month, payable in advance on the first day of each month. The state sales tax (which is currently 6.5%) will be added to the monthly rent for a total monthly rent payment of $31,950.00. The monthly rent for the months of April 2007, May 2007, and June 2007 will be $15,000.00 plus 6.5% sales tax for a total monthly rent of $15,975.00. In the event that Landlord has not completed the Landlord Repairs and Improvements as specified on Schedule A by July 1, 2007, the monthly rent will remain at $15,000.00 per month plus sales tax until such time as these improvements are completed. Lease payments shall be made to the Landlord at 365 Taft-Vineland Rd., Suite 105, Orlando, FL 32824, which address maybe changed from time to time by the Landlord. There will be an annual rent increase of 2% due on each anniversary date of this lease beginning on the anniversary date of the lease. The security deposit for this lease will be $30,000.00.

POSSESSION. Tenant shall be entitled to possession on the first day of the lease and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

PROPERTY INSURANCE. Tenant shall be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises. Landlord shall be named as an additional insured in such policies. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force. Landlord shall have the right to require that the Landlord receive notice of any termination of such insurance policies.

LIABILITY INSURANCE. Tenant shall maintain general commercial liability insurance in a total aggregate sum of at least $l,000,000.00. Tenant shall deliver a Certificate of Insurance to Landlord as proof that adequate insurance is in force. Landlord requires that the Landlord receive notice of any termination of such insurance policies.

MAINTENANCE. Tenant shall have the responsibility to maintain the Premises in good repair at all times during the term of this Lease including common ground maintenance, except that Landlord shall be responsible for all maintenance and for making all necessary repairs to the structural integrity, exterior walls and roof of the buildings that are part of the Premises. Landlord hereby represents and warrants to Tenant that the HVAC systems within the Premises are in good working order and will be in good working order for the first year of the lease term.

Within a reasonable time after the Effective Date, with the intent of being completed no later than three months (notwithstanding any weather delays or delays in permitting), at Landlord’s cost, Landlord shall make the repairs and improvements set forth on Schedule A.

DESTRUCTION OF THE PREMISES. Landlord and Tenant covenant and agree that if the Premises shall be wholly or partially damaged by fire, flood, windstorm, tornado or other similar causes to such an extent that the Premises shall be rendered untenable, then either party may elect, within 30 days after such damage, to terminate this Real Estate Lease by providing to the other party written notice of termination, and if either party shall so elect, both parties shall stand released of and from further liability under the terms hereof. If the Premises shall suffer only minor damage and shall not be rendered untenable by any such casualty, or in the event the Premises are rendered untenable and the option to terminate is no exercised by either party, Landlord covenants and agrees to proceed to promptly and without expense to Tenant, except for leasehold improvements not the property of Landlord, to repair the damage. Landlord shall have a reasonable time within which to rebuild or make any repairs, and such rebuilding and repairing shall be subject to delays caused by storms, shortages of labor and materials, and other similar causes beyond the control of Landlord. In all cases in which the Premises shall be rebuild or repaired by Landlord, Tenant shall be entitled to an equitable abatement of the rent, depending upon the nature and extent of the untenability of the Premises until the repairs and restoration is complete.

DANGEROUS MATERIALS. Other than as set forth in Schedule B, Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord. Landlord agrees to allow Tenant to park and maintenance fuel hauling trucks and other vehicles.

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid and

(2) take whatever additional steps are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

Name:	Welcome Holdings, LLC
Address:	365 Taft-Vineland Rd.
Suite 105
Orlando, FL 32824

TENANT:

Name:	Signature Special Event Services
Attn: President
Address:	285 Buchiemer Rd.
Frederick, MD 21701

with a copy to:

Name:	TVI Corporation
Attn: General Counsel
Address:	7100 Holladay Tyler Rd.
Glenn Dale, MD 27069

Such addresses may be changed from time to time by either party by providing notice as set forth above.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Florida.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

UTILITIES AND SERVICES. Tenant will be responsible for all utilities.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Tenant shall pay all real estate taxes and assessments for the Premises.

PERSONAL TAXES. Tenant shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant’s use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to materially fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 30 days) after written notice of such default is provided by Landlord to Tenant, Landlord my take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord’s rights to damages. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant’s defaults. All sums of money or charges required to be paid by Tenant under this Least shall be additional rent, whether or not such sums or Charges are designated as “additional rent’. The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

LATE PAYMENTS. Tenant shall pay a late fee equal to $20.00 per day, beginning the day after the due date for each payment that is not paid within 5 days after its due date.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease (“Holdover Period”), Tenant shall pay to the Landlord a lease Payment for the Holdover Period equal to the normal payment rate set forth in the Lease Payments paragraph. Such holdover shall constitute a month to month extension of this Lease.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS. Tenant shall be charged $20.00 for each check that is returned to Landlord for lack of sufficient funds.

INDEMNITY REGARDING USE OF PREMISES. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant’s use or misuse of the Premises, unless due to Landlord’s negligence or breach by Landlord of its obligations un this Real Estate Lease.

Landlord shall indemnify, defend and hold Tenant harmless from and against any and all liability, claims, costs, fines, fees, damages, penalties and loss arising from any act, omission or occurrence which predates the Commencement Date and is governed or otherwise the subject of any Environmental Law (including without limitation the presence of Hazardous Materials on, about, under or originating from the Property). “Environmental Law” means any and all applicable federal, state or local laws, statutes, ordinances, rules, orders, permits, standards or requirements, together with all related amendments and implementing regulations, and all common law, relating to or imposing liability or standards of conduct concerning the protection of human health, natural resources or the environment, industrial hygiene or unsafe conditions including, but not limited to, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of Hazardous Materials. “Hazardous Materials” means any flammable explosives, petroleum and petroleum additives, radioactive materials, hazardous or toxic wastes, substances or materials, and any other materials, substances or wastes regardless of physical form or concentration which may now or hereafter be defined as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “regulated substances”, “industrial solid wastes”, “pollutants” or words of similar import or meaning under any Environmental Law.

LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL EITHER LANDLORD OR TENANT BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATE, INTERRUPTION OF BUSINESS, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, GUARANTEE OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Lease.

Welcome Holdings, LLC (LANDLORD):

/s/ Debbie Chalifoux
By:	Debbie Chalifoux

Signature Special Event Services, Inc. (TENANT):

/s/ Thomas Brown

By: Thomas Brown
Title:

Schedule A

Landlord Repairs and Improvements

1.	Surface/resurface the blacktop for the lower parking lot.

2.	Remove trees from the lower parking lot.

3.	Repair/replace all concrete on the upper parking lot.

4.	Attach additional mobile office building (approximately 3,500 square feet) to the existing building (in existence as of the Effective Date) as part of the Premises; such mobile office building shall be built to SSES’s reasonable specifications.

5.	Expand existing buildings (in existence as of the Effective Date) on the lower parking lot by 50 feet (length) X 100 feet (width) X 18 feet (height).

6.	Provide reasonable shrubbery throughout the areas by the building of the Premises and the entrance of the Premises.

7.	Convert drainage between buildings from above ground drainage to underground drainage.

Schedule B

Permitted Articles

Landlord acknowledges that Tenant may, from time to time, keep or have the following articles or items on the Premises: gas, propane, diesel, Freon, oil and other petroleum or fuel related articles.